ACQUISITIONS OF OPPENHEIMER TRINITY CORE FUND AND OPPENHEIMER SELECT MANAGERS MERCURY ADVISORS S&P 500 INDEX FUND

OPPENHEIMER TRINITY CORE FUND
On September 4, 2003, the Fund acquired all of the net assets of Oppenheimer Trinity Core Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Trinity Core Fund shareholders on August 29, 2003. The Fund issued (at an exchange ratio of 0.253882 for Class A, 0.253734 for Class B, 0.254265 for Class C, 0.254948 for Class N and 0.261826 for Class Y of the Fund to one share of Oppenheimer Main Street Fund), 172,551; 87,563; 62,625; 25,461 and 5,604 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $5,214,489, $2,561,203, $1,833,025,
$761,793 and $170,083 in exchange for the net assets, resulting in combined Class A net assets of $7,168,850,638, Class B net assets of $2,939,047,258, Class C net assets of $1,205,256,245, Class N net assets of $81,166,505 and Class Y net assets of $465,470,533 on September 4, 2003. The net assets acquired included net unrealized appreciation of $1,073,398 and unused capital loss carryforward of $2,604,388 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.

OPPENHEIMER SELECT MANAGERS MERCURY ADVISORS S&P 500 INDEX FUND

On October 16, 2003, the Fund acquired all of the net assets of Oppenheimer Select Managers Mercury Advisors S&P 500 Index Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Select Managers Mercury Advisors S&P 500 Index Fund shareholders on October 10, 2003. The Fund issued (at an exchange ratio of 0.254787 for Class A, 0.260413 for Class B, 0.260086 for Class C, 0.256107 for Class N and 0.258975 for Class Y of the Fund to one share of Oppenheimer Main Street Fund), 312,220; 258,148; 304,963; 652,479 and 31 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $9,747,515, $7,793,481, $9,209,869, $20,155,089 and $978 in exchange for the net assets, resulting in combined Class A net assets of $7,382,484,399, Class B net assets of $2,980,592,414, Class C net assets of $1,240,922,954, Class N net assets of $107,133,453 and Class Y net assets of $474,429,948 on October 16, 2003. The net assets acquired included net unrealized appreciation of $497,974 and no unused capital loss carryforward. The exchange qualified as a tax-free reorganization for federal income tax purposes.